Exhibit 99.1

FOR IMMEDIATE RELEASE

WISeKey and SEALSQ Establish Quantisimo Corp. as a Special Purpose Vehicle, and Execute Letter of Intent with GigCapital8 Corp.

Proposed Strategic Business Public company at $575 Million Initial Enterprise Value with Significant Long Term Growth Potential Through Strategic Acquisitions

Proposed Transaction Intended to Create a Consolidated $2 Billion Trusted Quantum Pure-Play Platform Following Additional Acquisitions

Geneva, Switzerland and Palo Alto, CA, USA – June 25, 2026 – WISeKey International Holding Ltd. (“WISeKey”) (SIX: WIHN; Nasdaq: WKEY), a global leader in cybersecurity and trusted digital ecosystems, and its subsidiary SEALSQ Corp. (Nasdaq: LAES), a leading developer of semiconductors, PKI, and post-quantum technologies, today announced that their jointly established special purpose vehicle, Quantisimo Corp. (“Quantisimo”), has entered into a non-binding Letter of Intent (“LOI”) with GigCapital8 Corp. (Nasdaq: GIW) (“GigCapital8”), a publicly traded Private-to-Public Equity (PPE)™, also known as special purpose acquisition company (SPAC), to explore the establishment of a Nasdaq-listed strategic quantum technology platform.

The proposed transaction contemplates a business combination between Quantisimo and GigCapital8. Upon completion of the transaction, the combined company is expected to have a pre-money enterprise value of approximately $575 million, subject to customary closing conditions. The Parties intend to increase this initial valuation to reach US$2 billion through build-up consolidated acquisitions of up to an additional five quantum companies. The transaction is currently expected to close during the first quarter of 2027.

Quantisimo was created by WISeKey and SEALSQ to establish a Trusted Quantum Pure-Play platform designed to provide investors with direct exposure to the rapidly emerging quantum economy. Through a combination of proprietary technologies, strategic investments, intellectual property, and selected assets from the SealQuantum.com portfolio of companies, Quantisimo seeks to become a leading public company focused on the development, commercialization, and deployment of trusted quantum technologies.

The Executive Order ‘Ushering in the Next Frontier of Quantum Innovation’ signed on Monday, June 22, 2026 by President Donald J. Trump, validates Quantisimo’s strategic vision. The U.S. commitment to accelerating quantum computing, sensing, networking, workforce development, and trusted supply chains is expected to expand market opportunities, increase public-private partnerships, and accelerate the adoption of quantum technologies. Quantisimo stands to benefit from this unprecedented momentum as demand grows for quantum-enabled applications and post-quantum security solutions worldwide.

The contemplated transaction is intended to create a publicly traded platform dedicated to trusted quantum infrastructure and the broader quantum ecosystem. Quantisimo’s strategy is to identify, develop, acquire, and scale technologies and businesses that are expected to benefit from the transition to the quantum era.

Unlike companies focused on a single aspect of quantum technology, Quantisimo is being developed as a Trusted Quantum Pure-Play platform, that aims to provide investors with focused exposure to the emerging quantum economy through a combination of internally developed technologies, strategic investments, partnerships, acquisitions, and intellectual property.

Quantisimo defines a Quantum Pure-Play company as one whose principal value proposition is derived from participation in the quantum technology ecosystem. Through its combination of proprietary technologies, strategic holdings, intellectual property, and investments sourced from the SealQuantum.com portfolio, Quantisimo is designed to offer investors direct and concentrated exposure to the long-term growth potential of the global quantum economy.

“We believe the world is entering the Quantum Age,” said Carlos Creus Moreira, Founder and CEO of WISeKey and Chairman of SEALSQ. “Just as the Internet transformed the global economy over the past three decades, quantum technologies are expected to redefine computing, communications, security, and artificial intelligence over the coming decades. Through Quantisimo, we are creating a Trusted Quantum Pure-Play platform designed to provide investors with direct exposure to this transformational opportunity while building the trusted infrastructure required for the quantum era. We are confident that partnering with the well reputable GigCapital Global team positions us to accelerate scale, enhance market access and create long‑term shareholder value as a leading quantum technology and product enterprise.”

Quantisimo is expected to leverage WISeKey’s internationally recognized expertise in digital trust, cybersecurity, and trusted digital ecosystems, together with SEALSQ’s leadership in semiconductor technologies, cryptographic solutions, and quantum-resilient security technologies.

In connection with the proposed transaction, SEALSQ is expected to contribute, subject to the successful completion of the business combination and final board approvals, selected assets and strategic interests from its SealQuantum.com portfolio of companies. These assets include investments, technologies, intellectual property, and strategic initiatives operating across various sectors of the emerging quantum economy. The contribution is intended to strengthen Quantisimo’s position as a comprehensive Trusted

Quantum Pure-Play platform and accelerate the development of an integrated ecosystem capable of capturing opportunities arising from the global adoption of quantum technologies.

Dr. Avi Katz, Founder, Executive Chairman and CEO of GigCapital Global and GigCapital8, commented: “For the 8th issued Private-to-Public Equity (PPE) by the GigCapital Global franchise we were focusing on exploring the advanced aerospace and defense vertical, and in particular leading-edge quantum platform for consolidation and taking public through our GigCapital8 platform. Quantisimo represents a unique opportunity to create a public company focused on the emerging quantum economy for the most advanced applications in both the military and commercial markets. We believe investors are increasingly seeking exposure to quantum technologies but currently have limited opportunities to participate in the sector through diversified public market vehicles. Quantisimo’s Trusted Quantum Pure-Play strategy, combined with the proven technology heritage and exceptional operational leadership of WISeKey and SEALSQ, creates a compelling platform positioned to benefit from one of the most important technology transformations of the coming decades.”

The parties expect to commence immediately detailed due diligence and execute definitive agreements in the coming months. The proposed transaction remains subject to the execution of definitive agreements, regulatory approvals, shareholder approvals, financing arrangements, and other customary closing conditions.

There can be no assurance that definitive agreements will be executed or that the proposed transaction will ultimately be completed.

About Quantisimo Corp.

Quantisimo Corp. is a special purpose technology vehicle established by WISeKey and SEALSQ to build a Trusted Quantum Pure-Play platform combining quantum technologies and strategic assets from the SealQuantum.com portfolio of companies. Quantisimo’s mission is to provide investors with comprehensive exposure to the emerging quantum economy while supporting the development of trusted infrastructure for the quantum era.

About GigCapital8 Corp.

GigCapital8 Corp. is a Private-to-Public Equity (PPE)™ company, also known as a special purpose acquisition company (SPAC), the 8th issued entity from the GigCapital Global franchise since 2017, with a Mentor-Investor™ methodology and a mission to partner with a high technology differentiating company to forge a successful path to the public markets through a business combination. Like all other GigCapital Global Private-to-Public Equity (PPE) entities, it aims to actively partner with a deep-tech innovative company that participates in a relevant and attractive industry vertical, with exceptional leaders in order to create an industry-leading partnership that will be successful for years to come.

Private-to-Public Equity (PPE)™ and Mentor-Investor™ are trademarks of GigManagement, LLC, a member entity of GigCapital Global and affiliate of GigCapital8 Corp., used pursuant to agreement.

About SEALSQ:

SEALSQ is a leading innovator in Post-Quantum Technology hardware and software solutions. Our technology seamlessly integrates Semiconductors, PKI (Public Key Infrastructure), and Provisioning Services, with a strategic emphasis on developing state-of-the-art Quantum Resistant Cryptography and Semiconductors designed to address the urgent security challenges posed by quantum computing. As quantum computers advance, traditional cryptographic methods like RSA and Elliptic Curve Cryptography (ECC) are increasingly vulnerable.

SEALSQ is pioneering the development of Post-Quantum Semiconductors that provide robust, future-proof protection for sensitive data across a wide range of applications, including Multi-Factor Authentication tokens, Smart Energy, Medical and Healthcare Systems, Defense, IT Network Infrastructure, Automotive, and Industrial Automation and Control Systems. By embedding Post-Quantum Cryptography into our semiconductor solutions, SEALSQ ensures that organizations stay protected against quantum threats. Our products are engineered to safeguard critical systems, enhancing resilience and security across diverse industries.

For more information on our Post-Quantum Semiconductors and security solutions, please visit www.sealsq.com.

About WISeKey

WISeKey International Holding Ltd (“WISeKey”, SIX: WIHN; Nasdaq: WKEY) is a global leader in cybersecurity, digital identity, and IoT solutions platform. It operates as a Swiss-based holding company through several operational subsidiaries, each dedicated to specific aspects of its technology portfolio. The subsidiaries include (i) SEALSQ Corp (Nasdaq: LAES), which focuses on semiconductors, PKI, and post-quantum technology products, (ii) WISeKey SA, which specializes in RoT and PKI solutions for secure authentication and identification in IoT, blockchain, and AI, (iii) WISeSat AG which focuses on space technology for secure satellite communication, specifically for IoT applications, (iv) WISe.ART Corp which focuses on trusted blockchain NFTs and operates the WISe.ART marketplace for secure NFT transactions, and (v) SEALCOIN AG which focuses on decentralized physical internet with DePIN technology and houses the development of the SEALCOIN platform.

Each subsidiary contributes to WISeKey’s mission of securing the internet while focusing on their respective areas of research and expertise. Their technologies seamlessly integrate into the comprehensive WISeKey platform. WISeKey secures digital identity ecosystems for individuals and objects using blockchain, AI, and IoT technologies. With over 1.6 billion microchips deployed across various IoT sectors, WISeKey plays a vital role in securing the Internet of Everything. Trusted by the OISTE/WISeKey cryptographic Root of Trust, WISeKey provides secure authentication and identification for IoT, blockchain, and AI applications. The WISeKey Root of Trust ensures the integrity of online transactions between objects and people. For more information on WISeKey’s strategic direction and its subsidiary companies, please visit www.wisekey.com.

Forward Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Forward looking statements include, but are not limited to, statements regarding the proposed business combination between Quantisimo Corp. ("Quantisimo") and GigCapital8 Corp. ("GigCapital8"), the anticipated execution of definitive transaction agreements, the expected timing and completion of the proposed transaction, the anticipated enterprise value of the combined company, the potential future growth of the combined company, including any potential increase in enterprise value through future acquisitions, strategic transactions, investments, or organic growth initiatives, the proposed contribution of selected assets from the SealQuantum.com portfolio, the anticipated benefits of the proposed transaction, Quantisimo's business strategy, market opportunities, growth prospects, technological development plans, acquisition strategy, future operating performance, and the future development of the global quantum technology industry.

Forward looking statements generally may be identified by the use of words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "forecast," "intend," "may," "might," "plan," "potential," "predict," "project," "seek," "should," "target," "will," "would," and similar expressions, although not all forward looking statements contain such words.

These forward looking statements are based on current expectations, estimates, forecasts, assumptions, and projections about future events and are subject to numerous risks and uncertainties, many of which are beyond the control of WISeKey International Holding Ltd. ("WISeKey"), SEALSQ Corp. ("SEALSQ"), Quantisimo, and GigCapital8. Actual results may differ materially from those expressed or implied by such forward looking statements as a result of a variety of factors, including, but not limited to: the risk that the parties may be unable to negotiate or execute definitive agreements relating to the proposed transaction; the risk that the proposed transaction may not be completed in a timely manner or at all; the failure to satisfy any conditions to closing; the failure to obtain required stockholder approvals, regulatory approvals, financing arrangements, exchange listing approvals, or other necessary consents; changes in applicable laws, regulations, governmental policies, or market conditions; the occurrence of any event, change, or circumstance that could delay, prevent, or otherwise adversely affect the proposed transaction; the ability to maintain the listing of securities on Nasdaq or another national securities exchange; redemptions by GigCapital8 stockholders; the availability of financing; general economic, financial, political, and business conditions; inflation, interest rates, foreign exchange fluctuations, and geopolitical developments; cybersecurity incidents; intellectual property risks; litigation risks; competition; technological changes; the ability of Quantisimo to successfully develop, commercialize, acquire, integrate, and scale quantum related technologies, businesses, and investments; the ability to realize anticipated synergies or benefits from acquisitions, strategic investments, or asset contributions;

the ability to achieve projected growth objectives, valuation targets, operational milestones, or market opportunities; the future adoption, commercialization, and market acceptance of quantum technologies; and other risks and uncertainties that may be identified in any past or future filings made by the parties with the U.S. Securities and Exchange Commission ("SEC") in connection with the proposed transaction.

Any references in this press release to anticipated enterprise values, future valuation objectives, acquisition opportunities, strategic growth initiatives, market opportunities, expected benefits, or long term business prospects are based on preliminary assumptions and management expectations that are inherently uncertain and subject to significant business, economic, competitive, regulatory, financing, and market risks. No assurance can be given that any acquisition, strategic initiative, growth objective, valuation target, expected benefit, or business plan described herein will be achieved.

The proposed transaction is currently subject to a non binding Letter of Intent. There can be no assurance that definitive agreements will be entered into, that the parties will successfully complete their due diligence, that any proposed asset contributions will be approved or consummated, or that the proposed transaction will be completed on the terms currently contemplated, within the anticipated timeframe, or at all.

Readers are cautioned not to place undue reliance on forward looking statements, which speak only as of the date of this press release. WISeKey, SEALSQ, Quantisimo, and GigCapital8 expressly disclaim any obligation or undertaking to update, revise, or publicly release any revisions to any forward-looking statements, whether as a result of new information, future events, changed circumstances, or otherwise, except as required by applicable law.

Important Information for Investors and Stockholders

This press release relates to a proposed transaction between Quantisimo and GigCapital8. The proposed transaction remains subject to the execution of definitive agreements and the satisfaction of customary closing conditions. If definitive agreements are executed, GigCapital8, Quantisimo, and/or a newly formed holding company intend to file a registration statement, proxy statement, prospectus, and other relevant documents with the SEC in connection with the proposed transaction, and any definitive proxy statement/prospectus will be mailed to the shareholders of GigCapital8 once finalized. This press release is not a substitute for the registration statement, the proxy statement/prospectus or any other document that GigCapital8 or Quantisimo may file with the SEC.

BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING ANY REGISTRATION STATEMENT, PROXY STATEMENT, PROSPECTUS, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO, IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO, AND RELATED MATTERS.

Investors and security holders will be able to obtain free copies of these documents, when available, through the SEC's website at www.sec.gov.

No Offer or Solicitation

This press release is for informational purposes only and does not constitute, nor shall it constitute, an offer to sell, a solicitation of an offer to buy, or a recommendation to purchase any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

This press release does not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed transaction. Any solicitation will be made only pursuant to definitive proxy materials and other applicable SEC filings.

Participants in the Solicitation

WISeKey, SEALSQ, Quantisimo, GigCapital8, and their respective directors, executive officers, and certain other members of management and employees may be deemed participants in any solicitation of proxies from GigCapital8 stockholders in connection with the proposed transaction. Information regarding GigCapital8's directors and executive officers is contained in GigCapital8's filings with the SEC. Additional information regarding the interests of such participants in the proposed transaction will be included in any proxy statement, registration statement, prospectus, or other relevant documents filed with the SEC if and when such documents become available.

Press and Investor Contacts

WISeKey International Holding Ltd Company Contact: Carlos Moreira Chairman & CEO Tel: +41 22 594 3000 info@wisekey.com	WISeKey Investor Relations (US) The Equity Group Inc. Lena Cati Tel: +1 212 836-9611 lcati@theequitygroup.com	GigCapital8 Corp (Nasdaq: GIW) Company Contact: Dr. Avi Katz Founder, E-Chairman and CEO Christine Marshall CFO www.GigCapitalGlobal.com Christine@GigCapitalGlobal.com